Exhibit 10.22
HELIX TECHNOLOGY CORPORATION
EMPLOYEES’ PENSION PLAN
As amended and restated including amendments effective
through December 31, 2010
December 2010

ARTICLE I
INTRODUCTION
1.1	Name. This Plan shall be known as the Helix Technology Corporation Employees’ Pension Plan.

1.2	Background. This Plan was effective on January 1, 1979 for the purpose of providing eligible Participants with periodic income after retirement.

The Plan represents an amendment, restatement, and continuation of the Helix Technology Corporation Employees’ Pension Plan as it existed on December 31, 1988. The Plan was amended and restated on December 31, 2010 and is effective January 1, 2011 except to the extent otherwise specifically provided herein.

During 2005, Helix Technology Corporation was acquired by Brooks Automation, Inc. As a result, Brooks Automation, Inc. was named plan sponsor for the Plan.

1.3	Purpose. The Plan is maintained for the purpose of providing retirement benefits to Participants, their eligible Spouses, and Contingent Annuitants. It is the intention of the Company that this Plan, including the Trust Fund, meet the requirements of the Employee Retirement Income Security Act of 1974 (ERISA) and be qualified and exempt under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended from time to time including but not limited to the Uruguay Round Agreements Act (GATT), the Uniformed Services Employment and Reemployment Act of 1994 (USERRA), the Small Business Job Protection Act of 1996 (SBJPA), the Taxpayer Relief Act of 1997 (TRA ‘97), the Internal Revenue Service Restructuring and Reform Act of 1998 (RRA ‘98), the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA), the Pension Funding Equity Act of 2004 (PFEA), the Pension Protection Act of 2006 (PPPA 06) and the Heroes Earnings Assistance and Relief Tax Act of 2008 (HEART Act).

Except as otherwise specifically and expressly provided herein, a former Employee’s eligibility for amounts of benefits, if any, payable to or on behalf of such former Employee, shall be determined in accordance with the provisions of the Plan in effect when his employment terminated. The benefit payable to or on behalf of a Participant included under the Plan in accordance with the following provisions shall not be affected by the terms of any amendment to the Plan adopted after such Participant’s employment terminates, unless the amendment expressly provides otherwise.
1.4	Pension Plan Frozen Effective October 31, 2006. The Plan was frozen on October 31, 2006. This means that Participants will not earn any additional benefits under the Plan after October 31, 2006. Any benefits that had already been earned under the Plan as of October 31, 2006 will become available to Participants upon retirement. Participants will continue to earn vesting service after October 31, 2006 if they remain an eligible employee. Final average pay, years of participation and covered compensation will all be determined as of October 31, 2006. An Employee who is not a Participant in the Plan on October 31, 2006 shall not be eligible to participate.
ARTICLE II
DEFINITIONS
The following words and phrases when used in the Plan shall have the following meanings, unless a different meaning is clearly required by the context:
2.1	Accrued Benefit shall mean the monthly benefit, payable as a straight life annuity, to begin at Normal Retirement Date determined as of any date pursuant to Paragraph 5.1, provided, however, the basic retirement amount under Paragraphs 5.1(a)(i), (ii) and (iii) shall be calculated based on the Participant’s Benefit Service and Average Compensation as of the date of determination of the Accrued Benefit.

2.2	Actuarial Equivalent shall mean for purposes of optional forms of benefit other than lump sum benefits and determination of the Helix Technology Corporation Employees’ Personal Account Plan Benefit, a benefit of equivalent value to the benefit which would otherwise have been provided, determined on the basis of the 1971 TPF&C Forecast Mortality Table (with a one-year age setback) and on the basis of an interest rate of 8.5%.

The determination of a lump sum benefit for payment of benefits shall be based on the Unisex Pension 1984 Mortality Table (with a one-year age setback) and on the interest rate, either immediate or deferred, that would be used by the Pension Benefit Guaranty Corporation (as in effect on the first day of the Plan Year in which the date of determination occurs) for purposes of determining the present lump sum value of an annual benefit upon plan termination. Effective January 1, 2002, the determination of a lump sum benefit for payment of benefits shall be computed on the basis of the following factors and assumptions:
Interest —
Applicable interest rate as defined in Code Section 417(e)(3)(A)(ii)(II) as specified by the Commissioner for January 1st of the Plan Year in which the distribution occurs.
Mortality —
Applicable mortality tables as defined in Code Section 417 (e)(3)(A)(ii)(I).
Effective January 1, 2008 for purposes of determining the current value of a lump sum benefit, Actuarial Equivalence shall be calculated in accordance with Code section 417(e)3, Revenue Ruling 2007-67 and such other guidance as may be issued by the Commissioner of the Internal Revenue; provided that the “applicable interest rate” shall be determined based on the look back month and the stability period set forth above.
2.3	Actuary shall mean an individual who is an “enrolled actuary” under ERISA and who has been selected by Helix Technology Corporation

2.4	Affiliated Company shall mean any corporation which is included with the Company in a controlled group of corporations, as determined in accordance with Section 414(b) of the Code, any unincorporated trade or business which is under common control of the Company under Section 414(c) of the Code, any organization that includes the Company which is a member of an affiliated service group, as defined in Section 414(m)

of the Code, and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code. For the purposes of Paragraph 5.5, Sections 414(b) and (c) of the Code shall be applied as modified by Section 415(h) of the Code.
2.5	Average Compensation shall mean twelve times the monthly average of the total Compensation received by an Employee for those 60 consecutive calendar months (all calendar months if he completed less than 60 months of service) which give the highest average out of the 120 latest calendar months (all calendar months if he completed less than 120 months of service) immediately preceding termination of employment, Early Retirement, Normal Retirement or Postponed Retirement, whichever occurs first.

2.6	Beneficiary shall mean any person designated in writing by the Participant (which designation may be changed from time to time) to receive benefits under this Plan payable upon the death of a Participant.

For any married Participant, Beneficiary shall mean the Participant’s Spouse unless the Participant designates another person as Beneficiary and the Participant’s Spouse consents to such designation in writing. Such written consent must approve the specific beneficiary designated, acknowledge the effect of such designation and be witnessed by a Plan representative or by a notary public. If it is established to the satisfaction of the Benefits Committee that the Participant has no spouse or that the spouse’s consent cannot be obtained because the spouse cannot be located, or because of such other circumstances as may be prescribed in regulations issued pursuant to Section 417 of the Code, such written consent shall not be required.

If no such designation is in effect at the time of the death of the Participant, or if no person so designated shall survive the Participant, the Beneficiary shall mean the Participant’s Spouse, or if there is no surviving Spouse, Beneficiary shall mean the Participant’s estate.

2.7	Benefit Service shall mean the period(s) as defined in Paragraph 3.2 of an Employee’s employment (expressed in years and completed months) for purposes of the computation of a retirement benefit as determined in accordance with Article V.

2.8	Benefits Committee shall mean the committee appointed by the Board to administer the Plan pursuant to Article X.

2.9	Board shall mean the Board of Directors of Helix Technology Corporation.

2.10	Break In Service shall mean a 12 consecutive month period commencing with an Employee’s Termination Date during which time the individual fails to complete one Hour of Service.

2.11	Code shall mean the Internal Revenue Code of 1986, as amended from time to time and any regulations issued thereunder. Reference to any section of the Code shall include any successor provision thereto.

2.12	Company shall mean Helix Technology Corporation and any successor entity which may continue the Plan.

2.13	Compensation shall mean effective January 1, 1998, the total salaries, wages and commissions paid to a Participant by a Participating Company in any Plan Year, including any salary deferrals made by the Participant to a plan maintained by the Company or a Participating Company which meets the requirements of Sections 125 and 132(f) of the Code, but shall exclude any cash bonuses paid by the Company. During periods of total disability, it shall be assumed that a Participant continued to receive Compensation equal to his annual base salary at the time such disability was incurred.

Compensation shall also include any pre-tax employee contributions paid on behalf of the Participant to the Helix Technology Corporation Employee Savings Plan which are subject to the provisions of Section 401(k) of the Code.

For any Plan Year, Compensation shall not exceed the limitation on annual Compensation as defined in Code Section 401(a)(17) as indexed pursuant to Code Section 401(a)(17) and 415(d) and appropriate regulations thereunder.

Effective for Plan Years ending no later than December 31, 1996, in determining the Compensation of an Employee for purposes of the Code Section 401(a)(17) limitation, the rules of Code Section 414(q) shall apply; provided, however, that in applying such rules the term “family” shall include only the Spouse of the Employee and any lineal descendants of the Employee who have not attained age 19 before the close of the Plan Year. If the Compensation of the Employee exceeds the Code Section 401(a)(17) limitation, then the Code Section 401(a)(17) limitation shall be pro rated among the Compensation of the Employee and his family (as determined under this Section prior to the application of the Code Section 401(a)(17) limitation) in proportion to each such individual’s Compensation (as determined under this Section prior to the application of the Code Section 401(a)(17) limitation).

Compensation of each Participant taken into account in determining allocation for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with section 401(a)(17)(B) of the Code. Compensation means compensation during the plan year or such other consecutive 12-month period over which compensation is otherwise determined under the plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.

2.14	Contingent Annuitant shall mean the person designated by the Participant to receive lifetime monthly benefit payments after his death, in accordance with the optional form of benefit provided in Paragraph 7.4(b).

2.15	Contingent Annuitant Option shall mean the optional form of benefit payment set forth in Paragraph 7.4(b).

2.16	Covered Compensation shall mean for each Plan Year, the average of the taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the Participant attains (or will attain) Social Security Retirement Age. In calculating such average, the taxable wage base in each year subsequent to the year in which the Participant’s employment terminates shall be equal to the taxable wage base in the year in which said termination occurs.
2.17	Early Retirement Date shall mean the date on which a Participant retires prior to his Normal Retirement Date under the Plan in accordance with Paragraph 4.3.

2.18	Effective Date shall mean January 1, 2011, the effective date of the amendment and restatement of this Plan unless otherwise stated herein. The original Effective Date of the Plan is January 1, 1979.

2.19	Employee shall mean any person engaged in rendering personal services to the Company who has earnings considered wages under Section 3121(a) of the Code or who is considered disabled pursuant to Paragraph 4.5. The term “Employee” shall include any persons who perform services for the Company or an Affiliated Company as a leased employee as described in Section 414(n)(2) of the Code for the purpose of determining the number of highly compensated employees of the Company and for the purposes of the requirements set forth in Section 414(n)(3) of the Code. Leased employees shall not be eligible to participate in the Plan.

In the event that a leased employee as described in Section 414(n)(2) of the Code should later become an Employee as defined herein, such employment as a leased employee with the Company and Affiliated Companies shall be credited for Plan eligibility and vesting purposes.

For purposes of this Section, a leased employee means an individual who is not an Employee of the Company and who provides services to the Company if such services are provided pursuant to an agreement between the Company and any other person, the individual has performed such services for the Company on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction and control of the Company.

2.20	Employees’ Personal Account Plan shall mean the Helix Technology Corporation Employees’ Personal Account Plan, as amended from time to time, and with any modifications which may be made by a Participating Company with the Board’s consent, upon adoption of such Plan.
2.21	Employees’ Personal Account Plan Benefit shall mean, as of any specified date, a monthly benefit payable to a Participant as a straight life annuity, commencing on the first day of the calendar month coinciding with or next following his Normal Retirement Date or Postponed Retirement Date, whichever is later. Such benefit is equal to the amount of his account balance under the Employees’ Personal Account Plan which is transferred to this Plan as of such specified date and which is converted to a straight life annuity basis according to a mortality assumption determined under the Unisex Pension 1984 Mortality Table (with a one-year age setback) and on the immediate or deferred interest assumption used by the Pension Benefit Guaranty Corporation, as in effect on January 1 of the calendar year in which the date of determination occurs.

2.22	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any regulations issued pursuant thereto.

2.23	Fund or Trust Fund shall mean the cash and investments held and administered by any Insurer and/or Trustee in accordance with the provisions of this Plan.

2.24	Hour of Service shall mean:
(a)	Each hour for which an Employee is directly or indirectly paid or entitled to payment by the Company or Affiliated Company for the performance of duties, including periods of vacation and holidays;
(b)	Each hour for which an Employee is directly or indirectly paid or entitled to payment by the Company or Affiliated Company (including payments made or due from a trust fund or insurer to which the Company or Affiliated Company contributes or pays premiums) on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, illness, incapacity, disability, layoff, jury duty, military duty, or leave of absence (including a leave granted pursuant to the Family and Medical Leave Act of 1993), provided that:

(i)	no more than 501 Hours of Service shall be credited under this subparagraph (b) to an Employee on account of any single continuous period during which the Employee performs no duties;
(ii)	Hours of Service shall not be credited under this subparagraph (b) to an Employee for a payment which solely reimburses the Employee for medically related expenses incurred by the Employee, or which is made or due under a plan maintained solely for the purpose of complying with applicable workers’ compensation, unemployment compensation or disability insurance laws; and
(c)	Each hour not already included under (a) or (b) above for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company or Affiliated Company, provided that crediting of Hours of Service under this subparagraph (c) with respect to periods described in (b) above shall be subject to the limitations therein set forth.
An Employee who is absent from work for a “maternity or paternity leave” shall be credited with 501 Hours of Service during the first Plan Year in which he would have otherwise worked less than 501 Hours of Service. An absence from work for “maternity or paternity leave” means an absence (1) by reason of the pregnancy of the individual, (2) by reason of a birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.
The number of Hours of Service to be credited under subparagraphs (a), (b) or (c) above on account of a period during which an Employee performs no duties, and the computation periods to which Hours of Service shall be credited under subparagraphs (a), (b) or (c) above, shall be determined by the Benefits Committee in accordance with Section 2530.200b-2(b) and (c) of the Regulations of the U.S. Department of Labor. No duplicate Hours of Service shall be credited for any single period.

2.25	Insurance Contract shall mean any contract between the Company and the Insurer for the purpose of providing benefits under this Plan.

2.26	Insurer shall mean any insurance company selected by the Company to provide all or any portion of the benefits under this Plan.

2.27	Normal Retirement Date shall mean the date on which a Participant becomes eligible to retire with a normal retirement income under the Plan in accordance with Paragraph 4.1.

2.28	Participant shall mean any Employee who participates in the Plan pursuant to Article III, or any Employee who retires or terminates or is disabled pursuant to Paragraph 4.5 with a vested benefit under this Plan.

2.29	Participating Company shall mean the Helix Technology Corporation and any Affiliated Company or other company adopting this Plan and which the Board has authorized to participate in the Plan.

2.30	Plan shall mean the Helix Technology Corporation Employees’ Pension Plan as set forth herein, as amended from time to time, and with any modifications which may be made by a Participating Company with the Board’s consent, upon adoption of the Plan.

2.31	Plan Year shall mean the 12-month period beginning on January 1 and ending on the immediately following December 31.

2.32	Postponed Retirement Date shall mean the date on which a Participant retires after his Normal Retirement Date under the Plan in accordance with Paragraph 4.2.

2.33	Social Security Retirement Age shall mean the age used as the retirement age for the Participant under Section 216(l) of the Social Security Act, except that such section shall be applied without regard to the age increase factor, and as if the early retirement age under Section 216(l)(2) of such Act were 62.

2.34	Spouse shall mean the legal spouse of a Participant to whom the Participant is married on the date on which his retirement benefits commence.

2.35	Straight Life Annuity shall mean the form of payment under which retirement income payments are made to the Participant during his lifetime, with no further payments from the Plan on his behalf after his death.

2.36	Termination Date shall mean the date on which a Participant ceases to be an Employee, whether by termination of employment, death or retirement, subject to the provisions of Article III.

2.37	Trust Agreement shall mean an agreement between Helix Technology Corporation and the Trustee for receipt, holding, investing and distribution of all or a portion of the Trust Fund. There may be more than one Trust Agreement entered into under this Plan.

2.38	Trustee shall mean the Trustee or Trustees appointed by the Company and acting in accordance with Article IX.

2.39	Valuation Date shall mean the last day of each calendar month on which the New York Stock Exchange, Inc. is open.

2.40	Vesting Date shall have the meaning set forth in Paragraph 4.4.

2.41	Vesting Service shall mean the period(s) of an Employee’s employment by the Company or an Affiliated Company (expressed in years and completed months) for purposes of determining eligibility for retirement benefits as determined in Paragraph 3.3.
Throughout this document, unless the context clearly requires otherwise, the singular shall include the plural and the masculine gender shall include the feminine.
ARTICLE III
ELIGIBILITY AND SERVICE
3.1	Eligibility for Participation.
(a)	Each Employee who was a Participant in the Plan on December 31, 1996, shall remain a Participant on January 1, 1997, provided he is employed by a Participating Company on such date.

(b)	On and after January 1, 1997, each other Employee shall become a Participant in the Plan on the first day of the month coincident with or next following the date he meets the following conditions:
(i)	he has completed one year of Vesting Service;
(ii)	he has attained age 21;
(iii)	he is an Employee of a Participating Company, and is within a classification designated as covered by the Participating Company at the time the Participating Company adopts the Plan, or at any time thereafter; and
(iv)	he is not an Employee whose terms and conditions of employment are covered by a collective bargaining agreement unless that agreement expressly provides for participation in this Plan.
(c)	If such an Employee becomes a Participant and subsequently does not meet all of the above conditions by reason of a change in employment status pursuant to Paragraph 3.6, he shall nonetheless become a Participant on the first day of any subsequent month if such conditions are subsequently met.
3.2	Benefit Service. A Participant’s Benefit Service shall be used in determining the amount of the basic retirement benefit as provided in Article V. Except for the following adjustments, a Participant’s Benefit Service shall equal his total period(s) of participation in this Plan:
(a)	Service with Non-Participating Affiliated Companies. Benefit Service will not include periods of employment with an Affiliated Company before the Affiliated Company adopts the Plan, except as specified by the Board in an amendment to this Plan.
(b)	Service After Normal Retirement Date. For retirement prior to January 1, 1988, Benefit Service will not include periods of employment after the Participant’s Normal Retirement Date. Benefit Service of a Participant who retires on or after

January 1, 1988, will include periods of employment after the Participant’s Normal Retirement Date.
(c)	Additional Non-Working Service Credits. Benefit Service will also include the following periods:
(i)	Authorized leaves of absence with or without pay granted in accordance with uniform and non-discriminatory policies of the Benefits Committee for Employees in similar circumstances.
(ii)	Temporary layoff of up to one year.
(iii)	Military leave while the Employee’s rights are protected by law.
(iv)	Periods of total and permanent disability as determined on a uniform and non-discriminatory basis by the Benefits Committee.
(d)	Service Prior to the Original Effective Date. In no event shall Benefit Service include any periods of employment prior January 1, 1979, to the original Effective Date of the Plan.
3.3	Vesting Service. A Participant’s Vesting Service shall be used in determining eligibility for participation in the Plan as well as entitlement to benefits under the Plan. A Participant’s Vesting Service shall equal his Benefit Service with the following adjustments:
(a)	Service Before Participation. Except for purposes of Paragraph 3.1, Vesting Service will include periods of employment by the Participating Company prior to an Employee’s eligibility for participation in this Plan but not prior to such Company’s acquisition by Helix Technology Corporation or acquisition by one of its subsidiaries.
(b)	Service with Non-Participating Affiliated Companies. Vesting Service will include periods of employment with an Affiliated Company before that Affiliated Company adopts this Plan, provided, however, that no Vesting Service will be credited for periods of employment prior to the date an organization became an Affiliated Company, except as specified by the Board in an amendment to this Plan.
(c)	Additional Non-Working Service Credits. Vesting Service will also include the following periods:
(i)	Periods during which an Employee is absent from work due to quitting, discharge or retirement, but only if he is reemployed within the 12-month period immediately following such quit, discharge or retirement; and
(ii)	Periods during which an Employee is absent from work for any reason other than quit, discharge, retirement or death, until in such instances the earlier of the first anniversary of such absence, or the date the Employee subsequently quits, is discharged, retires or dies.
3.4	Reemployment. A Participant whose employment ceases and who is subsequently reemployed shall be treated as follows:
(a)	Termination Prior to Vesting Date. A Participant whose employment terminates for any reason prior to his Vesting Date and who subsequently is reemployed before his total consecutive Breaks In Service exceed the greater of five such Breaks and his total Vesting Service accumulated prior to such termination, shall automatically be reinstated as a Participant, and his Benefit Service and Vesting Service accumulated prior to his termination shall be added to any Benefit Service and Vesting Service accumulated during his subsequent periods of employment. If such Participant’s total consecutive Breaks In Service exceed the greater of five such Breaks and his total Vesting Service accumulated prior to his termination, such Participant, upon reemployment after incurring a Break In Service, shall automatically be reinstated as a Participant in the Plan and any Vesting Service accumulated by him prior to termination shall be added to any Vesting Service accumulated during his subsequent period of employment. Any Benefit Service accumulated by the Participant prior to his termination shall be disregarded.

(b)	Termination After Vesting Date. A Participant whose employment terminates after his Vesting Date, and who is subsequently reemployed prior to the commencement of payment of his retirement income, shall automatically be reinstated as a Participant and his Benefit Service and Vesting Service accumulated prior to his termination shall be added to any Benefit Service and Vesting Service accumulated during his subsequent period of employment.
(c)	Reemployment After Benefit Commencement. A Participant whose employment terminates after his Vesting Date, and who is subsequently reemployed after the commencement of payment of retirement income under this Plan, shall be treated as follows:
(i)	his benefit payments shall be suspended commencing with the payment due in the first month in which he completes 40 or more Hours of Service;
(ii)	he shall be eligible for additional Benefit Service and Vesting Service as a result of service subsequent to his reemployment in accordance with the provisions of the Plan;
(iii)	if he shall die during the period of subsequent employment, retirement income shall be payable only in accordance with the provisions of Article VI (or VII if past his Normal Retirement Date); and
(iv)	any retirement income payable as a result of subsequent retirement or death shall be reduced by the Actuarial Equivalent value of any payments previously received.
3.5	Transfer of Participants. Each Employee who becomes a Participant and is subsequently transferred so that he is no longer considered eligible to accrue Benefit Service under the Plan, shall be deemed to have become suspended under the Plan as long as he continues to be in the employment of the Company or a non-participating Affiliated Company and shall be subject to the following rules:

(a)	During any such period of suspension, Vesting Service shall accumulate but there shall be no accumulation of Benefit Service after the date of transfer.
(b)	The suspended Participant’s entitlement to retirement income under the Plan shall be determined when he ceases to be an Employee of the Company or a non-participating Affiliated Company and the amount of retirement income to which he is entitled shall equal his Accrued Benefit determined as of the date he transferred (except as provided in subparagraph (c) below).
(c)	If a suspended Participant is transferred back to an employment status with the Company or an Affiliated Company in which he is eligible to become a Participant in this Plan, he then shall accumulate additional Benefit Service for employment subsequent to his transfer back pursuant to Paragraph 3.2.
3.6	Change in Employee Status. If an otherwise eligible Participant does not terminate employment but ceases to be eligible to accrue benefits by reason of being included (or becoming included) in a unit of Employees covered by a collective bargaining agreement which does not provide by its terms for participation in this Plan or by reason of there being good faith bargaining with respect to retirement benefits or by reason of employment within an excluded employment classification, then unless the applicable collective bargaining agreement provides otherwise, during any period that such a Participant is not so otherwise eligible then the Participant shall not accrue any further Benefit Service under Paragraph 3.2 of the Plan but shall receive additional credit for Vesting Service under Paragraph 3.3 of the Plan.

If an Employee who is not a Participant becomes a Participant by reason of change in employment classification, he shall participate in the Plan immediately if he has satisfied the service and age conditions of Paragraph 3.1 and would have been a Participant had he been otherwise eligible during his period of service with the Company.

Furthermore, such Employee shall receive credit for Benefit and Vesting Service under Paragraphs 3.2 and 3.3 without regard to whether the Employee was included or not included in a unit of Employees covered by a collective bargaining agreement prior to such change in employment classification.

If an Employee transfers from a non-participating Affiliated Company to a participating Affiliated Company, such that he is eligible to become a Participant, he shall be eligible for Benefit and Vesting Service from his date of employment by such non-participating Affiliated Company (but only from the date such Company became an Affiliated Company) as if he had always been employed by a Company which participated in this Plan.

In regard to employees transferring from collective bargaining units or from non-participating Affiliated Companies to participation in this Plan, the basic retirement amount determined pursuant to Paragraph 5.1 shall be reduced by the Actuarial Equivalent of any benefit that accrued under any other pension plan to which any Company or Affiliated Company contributed.

For purposes of this Plan, an Employee is covered by a collective bargaining agreement if he is included in a unit of Employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and one or more companies.

3.7	Uniformed Services Employment and Reemployment rights Act of 1994. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.
ARTICLE IV
ELIGIBILITY FOR RETIREMENT INCOME
4.1	Normal Retirement Date. The Normal Retirement Date of a Participant shall be the first day of the month coincident with or next following his 65th birthday. A Participant who attains his Normal Retirement Date shall be entitled to a normal retirement income determined pursuant to Paragraph 5.2.

4.2	Postponed Retirement Date. If a Participant remains employed after attainment of his Normal Retirement Date, such Participant shall not be entitled to receive payments of his retirement income until he actually retires. Retirement income shall begin on the first day of the month following the last day such Participant was employed after his Normal Retirement Date, and such first payment date shall be the Participant’s Postponed Retirement Date.

If a Participant retires in accordance with this Paragraph 4.2 prior to January 1, 1988, the amount of his monthly retirement income from this Plan shall be the same as it would have been if he had retired on his Normal Retirement Date. On and after January 1, 1988, if a Participant retires in accordance with this Paragraph 4.2, the amount of is monthly retirement income from this Plan shall be calculated based on his Benefit Service and Average Compensation as of his Postponed Retirement Date. In any event, a Participant’s Employees’ Personal Account Plan Benefit shall be determined as of his Postponed Retirement Date.

4.3	Early Retirement Date. A Participant may retire on the first day of any month following his 50th birthday, provided he has completed at least five years of Vesting Service. Any such date of retirement shall be the Participant’s Early Retirement Date.

A Participant retiring on an Early Retirement Date shall be entitled to an early retirement income determined pursuant to Paragraph 5.3.

4.4	Vesting Date. The Vesting Date of a Participant shall be the earlier of:
(a)	his completion of five years of Vesting Service;
(b)	his attainment of age 65.
A Participant whose Termination Date occurs before he is eligible to retire on a Normal or Early Retirement Date, but on or after he has attained his Vesting Date under the Plan, shall be entitled to a deferred vested retirement income determined pursuant to Paragraph 5.4.

A Participant who terminates prior to his Vesting Date shall be entitled to a benefit under this Plan equal to his Employees’ Personal Account Plan Benefit as described in Paragraph 2.21.

4.5	LTD Receipt. Contrary provisions of this Plan notwithstanding, if a Participant is eligible to receive benefits under the Company’s long-term disability plan and is receiving such benefits, he shall not be eligible to receive benefits under this Plan until such long-term disability plan benefits have ceased, unless benefits are required to commence pursuant to Paragraph 7.5. During the period of time a Participant is receiving benefits under such long-term disability plan, he shall for purposes of this Plan be considered an Employee of the Company and, accordingly, shall be eligible to receive additional Benefit Service, additional Vesting Service and any applicable death benefits, as provided under this Plan.
ARTICLE V
AMOUNT OF RETIREMENT INCOME AND PAYMENTS
5.1	Basic Retirement Amount. Subject to the maximum benefit limitations under Paragraph 5.5, a Participant’s basic retirement amount shall be equal to (a) plus (b) below:
(a)	The basic retirement amount, payable monthly, in the form of a Straight Life Annuity, beginning on the Participant’s retirement date shall be 1/12 of (i) plus (ii) plus (iii) minus (iv) below where:
(i)	Equals 1.3% of a Participant’s Average Compensation multiplied by years of Benefit Service up to a maximum of 25 years;
(ii)	Equals. 6% of a Participant’s Average Compensation in excess of his Covered Compensation multiplied by years of Benefit Service up to a maximum of 25 years;
(iii)	Equals 1.0% of a Participant’s Average Compensation multiplied by years of Benefit Service over 25 years; and

(iv)	Equals the Participant’s Employees’ Personal Account Plan Benefit, or the value of such benefit if the Participant’s Account under the Helix Technology Corporation Employees’ Personal Account Plan had been distributed to such Participant in accordance with provisions of that plan pursuant to Paragraph 2.1; provided, however, that the amount of the offset under this subparagraph (iv) shall not be greater than the sum of (b)(i), (b)(ii) and (b)(iii) above.

In no event shall the basic retirement amount of a Participant determined under this subparagraph (a) be less than the basic retirement amount that had accrued to the Participant as of December 31, 1988, under the terms of the Plan as it existed on such date.
(b)	Except in the case of a Participant who has received a distribution under the Helix Technology Corporation Employees’ Personal Account Plan, an additional basic retirement amount shall be payable under this Plan, equal to the Employees’ Personal Account Plan Benefit determined pursuant to Paragraph 2.21.

For the purpose of providing for the benefit in this subparagraph (b) a Participant’s Account attributable to Company contributions under the Helix Technology Corporation Employees’ Personal Account Plan shall be transferred, to the extent permitted under such plan, to this Plan, and shall be applied as appropriate to provide the benefit herein described.
5.2	Normal Form of Retirement Income. The normal form of retirement income of a Participant shall be his basic retirement amount as set forth in Paragraph 5.1 reduced, if applicable, as follows:
(a)	If a Participant has a Spouse on the date his retirement income is to begin, the normal form of payment shall be a Contingent Annuitant Option, with the Spouse as Contingent Annuitant, entitled to receive 50% of the Participant’s reduced amount of retirement income. Such a Participant’s basic retirement amount shall be reduced so it is the Actuarial Equivalent of the Straight Life Annuity as calculated in Paragraph 5.1.
(b)	If a Participant does not have a Spouse on the date his retirement is to begin, the normal form of payment shall be a Straight Life Annuity with no amount of retirement income payable after the Participant’s death and the basic retirement amount calculated in Paragraph 5.1 shall not be reduced.
(c)	If a Participant was a former member of the Bargaining Unit Retirement Plans of Cryogenic Technology, Inc. and CTI-Nuclear, Inc. and does not have a Spouse on the date his retirement is to begin, the normal form of payment of such Participant’s Accrued Benefit shall be under the 120-months Certain and Life Income Option.

If such Participant has a Spouse on the date his retirement is to begin, the normal form of payment shall be made under a Contingent Annuitant Option, with the Spouse as Contingent Annuitant, entitled to receive 50% of the Participant’s adjusted amount of retirement income. Such a Participant’s Accrued Benefit shall be the Actuarial Equivalent of the 120-Months Certain and Life Income Option.
5.3	Early Retirement Income. A Participant who retires on an Early Retirement Date shall be entitled to retirement income beginning at his Normal Retirement Date equal to the Accrued Benefit determined as of his Early Retirement Date. If the Participant elects to begin receiving his retirement income on his Early Retirement Date (or the first of any month prior to his Normal Retirement Date), such Early Retirement Income shall be reduced by 6% per year (0.5% per month) for each year that his Early Retirement Date precedes his Normal Retirement Date. In no event shall the early retirement reduction be greater than the reduction that would result based on the plan’s definition of actuarial equivalent.

In no event shall the benefit determined pursuant to Paragraph 5.1(a)(i), (ii) and (iii) be less than it would have been on any prior Early Retirement Date if the Participant had actually retired on such earlier date and benefits had commenced at that point.

5.4	Deferred Vested Retirement Income. If a Participant is entitled to a deferred vested retirement income pursuant to Paragraph 4.4, such retirement income shall be determined in accordance with the following provisions:
(a)	If the Participant does not make written request for his retirement income to begin before his Normal Retirement Date, his deferred retirement income shall be payable on his Normal Retirement Date and shall be equal to his Accrued Benefit.
(b)	If such a Participant gives 90 days written notice for his deferred retirement income to begin on an Early Retirement Date, his deferred retirement income shall be equal to the Actuarial Equivalent of the amount calculated under (a) above.
5.5	Maximum Benefit. Any other provision of the Plan to the contrary notwithstanding, in no event may a Participant’s annual retirement income payable under the Plan and any other defined benefit pension plan of the Company or an Affiliated Company exceed the lesser of (a) or (b) below determined in accordance with Sections 415(b) and (c)(3) of the Code:
(a)	The lesser of (i) or (ii) below, but subject to subparagraphs (iii) through (xi) below:
(i)	100% of his average compensation in the three consecutive highest paid calendar years while a Participant in the Plan.
(ii)	$90,000 (as adjusted for increases in the cost of living as provided in rules and regulations under Section 415 of the Code, adopted by the Secretary of the Treasury).
(iii)	In the case where a benefit is payable prior to the Participant’s Social Security Retirement Age, the dollar limitation in subparagraph (ii) above shall be adjusted so that it is the actuarial equivalent of an annual benefit of $90,000 (as adjusted for changes in the cost of living pursuant to regulations prescribed by the Secretary of the Treasury) beginning at the Social Security Retirement Age.

The actuarial equivalent shall be determined in such manner as the Secretary of the Treasury may prescribe which is consistent with the reduction for old-age insurance benefits commencing before the Social Security Retirement Age under the Social Security Act. For purposes of determining actuarial equivalence hereunder, the interest rate assumption shall be based on the greater of the Actuarial Equivalent interest rate assumption under the Plan and an assumption of five percent per year. The mortality table for this purpose shall be the applicable mortality table promulgated by the IRS pursuant to Code Section 415(b)(2) as in effect for the January of the Plan Year in which the Participant’s benefit commences.
(iv)	In the case where a benefit commences after a Participant has attained Social Security Retirement Age, the dollar limitation in subparagraph (ii) above shall be adjusted so that it is the actuarial equivalent of an annual benefit of $90,000 (as adjusted for changes in the cost of living pursuant to regulations prescribed by the Secretary of the Treasury) beginning at the Social Security Retirement Age, based on the lesser of the Actuarial Equivalent interest rate assumption under the Plan and an assumption of five percent per year.
(v)	If a Participant has completed less than ten years of participation in the Plan, the Participant’s retirement income shall not exceed the dollar limit in subparagraph (ii) above as adjusted by multiplying such amount by a fraction, the numerator of which is the Participant’s number of years (or parts thereof) of participation in the Plan, and the denominator of which is ten.
(vi)	If a Participant has completed less than ten years of service with the Company and its Affiliated Companies, the limitations described in subparagraph (i) above and subparagraph (ix) below shall be adjusted by multiplying such amounts by a fraction, the numerator of which is the Participant’s number of years of service (or part thereof), and the denominator of which is ten.
(vii)	In no event shall subparagraphs (v) and (vi) above reduce the limitations provided under Sections 415(b)(1) and (4) of the Code, to an amount less than one-tenth of the applicable limitation (as determined without regard to this Paragraph).
(viii)	To the extent provided by the Secretary of the Treasury, subparagraphs (v) and (vi) above shall be applied separately with respect to each change in the benefit structure of the Plan.
(ix)	Notwithstanding the limitations in subparagraphs (i) and (ii) above, a benefit payable with respect to a Participant shall be deemed not to exceed such limitations if it does not exceed $10,000 in any Plan Year provided such Participant has not at any time participated in a defined contribution plan maintained by the Company.
(x)	Notwithstanding the foregoing, if a Participant’s retirement income as of January 1, 1987 exceeds the benefit limitations under Section 415(b) of the Internal Revenue Code of 1986 (as modified by subparagraphs (iii) through (viii) above), then, for purposes of Sections 415(b) and (e) of the Internal Revenue Code of 1986 the dollar limitation in subparagraph (ii) above with respect to such individual shall be equal to such Accrued Retirement Income as of January 1, 1987.
(xi)	Except in the case where a benefit is payable pursuant to Paragraph 5.2(a) with the Participant’s spouse as the Contingent Annuitant, if a benefit is payable in a benefit form other than a Straight Life Annuity, the amount otherwise determined under this subparagraph (a) shall be the Actuarial Equivalent of the amount payable as a straight Life Annuity.

The Helix Technology Corporation Employees’ Personal Account Plan is not deemed to be a defined benefit plan and is therefore excluded from the foregoing.
(b)	In the case of a Participant who has participated in a defined contribution plan maintained by a Company or an Affiliated Company, the amount determined pursuant to subparagraph (a) above (assuming the Participant were to continue in employment to his Normal Retirement Date at the same earnings rate as in effect at the time his benefit is being determined) shall be multiplied by 1.40 in the event (a)(i) applies or 1.25 in the event (a)(ii) applies and further multiplied by a fraction equal to one minus a fraction with a numerator equal to (i) below and a denominator equal to (ii) below:
(i)	The sum of the annual additions made to the Participant’s account under any defined contribution plan maintained by the Company or an Affiliated Company, where the annual additions are equal to the sum of (a) any employer contributions (including pre-tax contributions made on behalf of the Employee) allocated to the account, (b) any forfeitures allocated to the account, (c) any portion of the Participant’s after-tax contributions made prior to January 1, 1987 that represented the lesser of one-half of such contributions or the amount of such contributions in excess of 6% of his Compensation, (d) all of a Participant’s after-tax contributions made after December 31, 1986, and (e) amounts described in Sections 415(l)(1) and 419A(d)(2) of the Code. Effective for limitation years beginning after December 31, 2001 the maximum Annual Addition that may be contributed or allocated to a Participant’s Account under the Plan for any limitation year shall not exceed the lesser of:

(a) $40,000, as adjusted for increases in the cost-of-living under section 415(d) of the Code, or

(b) 100 percent of the participant’s compensation, within the meaning of section 415(c)(3) of the Code, for the limitation year. The compensation limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of section 401(h) or section 419A(f)(2) of the Code) which is otherwise treated as an Annual Addition.

(ii)	The sum for each calendar year of the Participant’s employment with the Company or an Affiliated Company of the lesser of (a) 1.4 multiplied by 25% of the Participant’s earnings for the calendar year, or (b) for each calendar year after 1981, 1.25 multiplied by $30,000 as adjusted for increases in the cost of living as provided under rules and regulations adopted by the Secretary of the Treasury and for each calendar year prior to 1982, 1.25 multiplied by the amount for such calendar year determined in accordance with Section 415(e)(3)(B)(ii) of the Code.
It is intended that the benefit accrual under this Plan be limited as necessary to comply with this Paragraph 5.5(b) before any limit is imposed on a defined contribution plan maintained by the Company.

In the event application of subparagraph (b) above on January 1, 1983 would result in a reduction of a Participant’s Accrued Benefit as of December 31, 1982, the numerator described in subparagraph (b)(i) shall be reduced by the amount which is necessary to avoid a reduction in the Participant’s Accrued Benefit, and the amount so determined shall be applied to reduce such numerator for the Participant at any time his benefit is being determined.

For the purposes of this Paragraph 5.5, an Affiliated Company shall be determined by assuming the phrase “more than 50 percent” is substituted for the phrase “at least 80 percent” wherever it appears in Section 1563 of the Code.

Effective January 1, 2000, Paragraph 5.5(b) and all cross references to such paragraph shall no longer apply.
5.6	Minimum Benefit. Effective January 1, 1994, for a Participant who had Compensation in excess of $150,000 for any period prior to January 1, 1994 that was counted in Average Annual Compensation on December 31, 1993, the benefit under Paragraph 5.1 shall not be less than the greater of:
(a)	the Participant’s Accrued Benefit determined under Paragraph 5.1 as applied using the Employee’s total years of Benefit Service (up to 25 years) and Compensation limited to $150,000 or such higher amount indexed pursuant to regulations under Code Section 401(a)(17).

(b)	the sum of:
(i)	the Participant’s Accrued Benefit as of December 31, 1993 frozen in accordance with Treasury Regulations 1.401(a)(4)-13, and

(ii)	the Participant’s Accrued Benefit determined under Paragraph 5.1 as applied using only the Employee’s years of Benefit Service earned after December 31, 1993.
ARTICLE VI
DEATH BENEFITS
6.1	Immediate Pre-Retirement Spouse’s Benefit. In the event of the death of an active, disabled, or vested terminated Participant who was eligible to retire on an Early Retirement Date pursuant to Paragraph 4.3, a monthly retirement benefit shall be payable to his Spouse. Such amount shall be determined as if:
(a)	the Participant had retired and elected retirement income payments to begin on the first day of the month coinciding with or next preceding his date of death, and

(b)	his retirement income was payable in the normal form of a Contingent Annuitant Option with his Spouse, as Contingent Annuitant, entitled to receive 50% of the amount of the Participant’s retirement income.

Payments shall begin to the Spouse on the first day of the month following the Participant’s death and shall continue to be made on the first day of each month thereafter during the Spouse’s lifetime.

Notwithstanding the above, in no event will the Spouse’s Benefit be less than the Actuarial Equivalent value of the Participant’s Personal Account Plan Benefit determined on the basis of the Spouse’s age at the time the Spouse’s benefit commences.

If a Participant shall die after his Normal Retirement Date but prior to his Postponed Retirement Date, his Spouse shall receive the benefit described above. If a Spouse’s benefit is payable in accordance with the preceding sentence, no benefit will be payable under Article VII.
6.2	Deferred Pre-Retirement Spouse’s Benefit. In the event of the death of an active, disabled, or vested terminated Participant on or after his Vesting Date, but prior to being eligible for early retirement pursuant to Paragraph 4.3, a monthly retirement benefit shall be payable to his Spouse. Such amount shall be determined as if:
(a)	the Participant separated from service as of his date of death (if he were still an Employee), then

(b)	survived until the first date he would have been eligible for early retirement benefits according to Paragraph 4.3,

(c)	retired, electing immediate payment of benefits under the Contingent Annuitant Option, with his Spouse as the Contingent Annuitant, entitled to receive 50% of the amount of the Participant’s retirement income, and then

(d)	died on the day after the date in (b) above.

Payments shall begin to the Spouse on the first date the Participant would have been eligible for early retirement benefits according to Paragraph 4.3, and shall continue to be made on the first day of each month thereafter during the Spouse’s lifetime.

Notwithstanding the foregoing, in no event will the Spouse’s Benefit be less than the Actuarial Equivalent value of the Participant’s Employees’ Personal Account

Plan Benefit determined on the basis of the Spouse’s age at the time the Spouse’s benefit commences.

If a benefit is payable under Paragraph 6.1, no benefit shall be payable under this Paragraph 6.2.
6.3	Applicability to Certain Former Vested Terminated Employees. The provisions of this Article VI relating to the pre-retirement surviving Spouse benefit shall not apply to any vested terminated Participant who did not perform an Hour of Service after August 22, 1984 unless such vested terminated Participant;
(i)	performed an Hour of Service after December 31, 1975,

(ii)	had completed at least 10 years of Vesting Service as of his date of termination of employment, and

(iii)	elects, on such forms as the Benefits Committee may approve, for such provisions to apply.
6.4	HEART Act Provisions. The following HEART Act Provisions shall apply:
(i)	Death Benefits. Effective for deaths occurring after December 31, 2006, in the case of a Participant who dies while performing qualified military service (as defined in Code section 414(u)), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the participant resumed and then terminated employment on account of death.

(ii)	Differential Wage Payments. Effective January 1, 2009, (i) an individual receiving a differential wage payment, as defined in Code Section 3401(h)(2), shall be treated as an Employee of the Employer making the payment, (ii) the differential wage payment shall be treated as Compensation, and (iii) the Plan shall not be treated as failing to meet the requirements of any provisions described in section 414(u)I(1)9C) of the

Code by reason of any contribution to the Plan or benefit that is based on the differential wage payment.
Coverage shall commence as of the date that a request for coverage shall be received by the Plan, or the date, if earlier, that such written request is witnessed by a notary public. The Company may charge for such coverage as of the effective date of such coverage.
ARTICLE VII
NORMAL AND OPTIONAL PAYMENT FORMS OF RETIREMENT INCOME
7.1	Waiver of Normal Form and Election of Optional Form of Payment. A Participant may waive his normal form of payment described in Paragraph 5.2 provided that concurrently with such waiver he shall elect an optional form of payment in accordance with Paragraph 7.4. Such waiver and election may be made only during the waiver period specified in Paragraph 7.2; otherwise, payment shall be made to him in the normal form. The Participant shall file such forms and provide such information as the Benefits Committee may reasonably require to determine his eligibility, qualifications of his Spouse and his amount of retirement income. Such election shall be made in writing and shall not take effect unless either;
(a)	the Participant’s Spouse consents in writing to such election and the Spouse’s consent acknowledges the effect of such election and is witnessed by a notary public or a Plan representative, or

(b)	it is established to the satisfaction of the Benefits Committee that the Participant has no Spouse, or that the Spouse’s consent cannot be obtained because the Spouse cannot be located, or because of such other circumstances as may be prescribed in regulations issued pursuant to Section 417 of the Code.
7.2	Waiver Period. The Benefits Committee shall furnish to each Participant a general written explanation in nontechnical terms of the availability of the optional forms of benefit under the Plan at least 30 days, but not more than 180 days prior to the Participant’s designated benefit commencement date. For Plan Years beginning after December 31, 1996, the 30-day period described in the preceding sentence shall be modified as follows: (i) the written explanation may be provided to the Participant after this benefit commencement date as long as he is permitted to change his benefit election during the 30-day period following the date the explanation is provided; and (ii) the Participant may waive the 30-day period as long as distribution of his benefit commences more than 7 days after the explanation is provided.

Such explanation will, effective January 1, 2007, include a general explanation of the material features and relative values of the optional forms of benefit available under the Plan, and notice of the relative value of the option forms benefit and a description of the right of the Participant, if any, to defer receipt of a distribution and the consequences of failure to defer such receipt, in accordance with Treasury guidance under Code Section 411(a)(11), in a manner that would satisfy the notice requirements of Code 417(e)(3); and will be provided no less than 30 days or more than 180 days prior to the Annuity Starting Date.

An election to receive an optional form of benefit may be made at any time during the election period.

The Benefits Committee shall, when necessary, mail the form to the Participant, via certified mail, at his last address on the records of the Benefits Committee or, if deemed appropriate, through any facilities made available by the United States Social Security Administration. During the waiver period, the Participant may request information with respect to the financial effect of his waiver on the normal form of payment and the election of any available optional form of payment. Any waiver may be revoked, or election changed, at any time prior to the due date for the Participant’s first retirement income payment on a form approved by the Benefits Committee. Once benefit payments have commenced, no other option may be elected, changed or revoked.

Notwithstanding the above, the Benefits Committee may use other election and waiver procedures as permitted by Sections 401(a)(11) and 417 of the Code.
7.3	Temporary Non-Payment of Retirement Income. If a Participant fails to submit the form required under Paragraph 7.1 before the due date for his first retirement income payment, the Benefits Committee shall not authorize payment of such retirement income until the Participant furnishes the necessary information with respect to his marital status and the age of his Spouse, if applicable.
7.4	Optional Forms of Payment. The forms of benefit payment available to each Participant shall be the Actuarial Equivalent of his retirement income on a Straight Life Annuity basis pursuant to Paragraph 5.1. The forms of benefit, including normal and optional forms, are as follows:
(a)	Straight Life Annuity, under which retirement income payments are made to the Participant during his lifetime, with no further payments from the Plan on his behalf after his death. When applied to the basic retirement amount, the Actuarial Equivalent factor for the Straight Life Annuity shall be 100%.

(b)	Contingent Annuitant Option, under which reduced retirement income payments are made to the Participant during his lifetime, based on Actuarial Equivalent factors, and payments from the Plan upon his death equal to 50%, 75% or 100% of the payment previously payable to the Participant are continued to and for the lifetime of a person whom he designated as his Contingent Annuitant when he elected this option.
(i)	If a Participant shall elect the Contingent Annuitant Option and he dies before benefit payments commence, his election of the Contingent Annuitant Option shall be revoked automatically and there shall be no further payments from the Plan after his death, except as provided in Article VI.

(ii)	If a Participant shall elect the Contingent Annuitant Option and his designated Contingent Annuitant dies before benefit payments commence, his election of the Contingent Annuitant Option shall be null and void.

(iii)	If the Participant shall elect the Contingent Annuitant Option and benefit payments have commenced, his retirement income payments thereafter shall not be changed by reason of the death of his Contingent Annuitant during his own lifetime.
(c)	120-Months Certain and Life Income Option, under which reduced retirement income payments are made to the Participant during his lifetime, based on Actuarial Equivalent factors, with the provision that if the Participant’s death occurs after benefits have commenced and before he has received 120 monthly payments, the value of the remaining number of such payments shall be paid to the person designated as his Beneficiary. This option is available only if, as of the benefit commencement date, the joint life expectancy of the Participant and his Beneficiary equals or exceeds 120 months.

(d)	Social Security Level Income Option, available only with respect to early retirement income payments, under which amounts payable to the Participant under Paragraph 5.3, are increased until the earliest date on which he first could elect to receive old-age benefits under the Social Security Act, and decreased during his lifetime thereafter. The amount of increase and decrease, when considered together with the Participant’s expected old-age benefits under the Social Security Act at the earliest date on which he could begin to receive such benefits, shall result, insofar as is practicable, in a constant total income during his lifetime.

(e)	Lump Sum Option, under which a Participant who retires on an Early Retirement Date may receive the Actuarial Equivalent of his monthly retirement income in a single lump sum in lieu of any monthly benefit from the Plan.

In the case of a Participant who is entitled to a deferred vested retirement income pursuant to Paragraph 4.4, in the event that such lump sum amount does not exceed $20,000, the Participant may elect to receive such amount as soon as practicable following the Valuation Date coincident with or immediately following the date such Participant incurs a Break in Service, provided his Spouse consents to such form of distribution pursuant to Paragraphs 7.1 and 7.2.

7.5	General Limitation. Anything in the foregoing to the contrary notwithstanding all distributions under the Plan shall be made in accordance with the requirements of Code Section 401(a)(9) and regulations thereunder, including the incidental death benefit requirements of Treasury Regulation Section 1.401(a)(9)-2. The provisions of Code Section 401(a)(9) shall override any distribution options under the Plan if inconsistent with such Code Section.

Unless the Participant elects otherwise, retirement income payments shall commence no later than the 60th day after the close of the Plan Year in which the latest of the following occurs:
(a)	the Participant attains age 65, or

(b)	the 10th anniversary of the date the Participant commenced participation, or

(c)	the Participant terminates employment with the Company or an Affiliated Company.

Further, distribution of benefits shall not be deferred beyond the April 1 following the calendar year in which the Participant attains age 70-1/2, or if later (but only in the case of a Participant other than a 5% owner of the Company for the Plan Year ending in the calendar year in which such Participant attains age 70-1/2), the April 1 following the calendar year in which the Participant terminates employment. Effective January 1, 1990, for any Participant who attains age 70-1/2 after December 31, 1987, distribution of benefits hereunder may not be deferred beyond the April 1 of the year next following the close of the calendar year in which the Participant attains age 70-1/2. His Accrued Benefit shall be determined pursuant to Article 5 as of the close of the calendar year in which he attains age 70-1/2. For subsequent required distributions, his Accrued Benefit shall be recalculated at the end of each calendar year thereafter until his actual Postponed Retirement Date or his date of death. Recalculation of the Accrued Benefit is described in the following subparagraph (d).

Effective January 1, 2002, distributions of benefits shall not be deferred beyond the April 1 following the calendar year in which the Participant attains age 70-1/2, or if later, at the Participant’s election (but only in the case of a Participant other than a 5% owner of the Company within the meaning of Section 416(i) of the Code), the April 1 following the calendar year in which the Participant terminates employment. If a Participant’s annuity starting date is later than April 1 of the calendar year following the calendar year in which he attains age 70-1/2, his Accrued Benefit shall be actuarially adjusted to reflect the deferral of his annuity starting date from April 1 of the calendar year following his attainment of age 70-1/2 to his actual annuity starting date, to the extent such actuarial adjustment exceeds each year’s benefit accrual as determined under Article V and Code Section 401(a)(9) and regulations thereunder.
(d)	The recalculation of the Participant’s Accrued Benefit under Article 5 shall be performed as follows:
(i)	a new Accrued Benefit shall be calculated using the Participant’s Average Earnings, Years of Credited Service, and Social Security Benefit at the close of the calendar year;
(ii)	the new Accrued Benefit as determined under (i) above shall be reduced by the Actuarial Equivalent value of the Retirement Benefit payments previously received by the Participant during months in which Retirement Benefits would have been suspended provided that the resulting benefit shall not be less than the Accrued Benefit before it is recalculated under (i) above.
Upon the death of a Participant after payment of retirement income has commenced, any remaining payments shall be made no less rapidly than under the form of payment in effect at the Participant’s death. Upon the death of a Participant prior to the date payment of retirement income has commenced, payment of a death benefit, if any, to the Participant’s Spouse shall commence no later than the April 1 following the calendar year in which the Participant would have attained age 70-1/2, or if later, within one year following the date of the Participant’s death, and payment of a death benefit to a person other than the Participant’s Spouse shall commence no later than one year following the Participant’s death. In any event distribution of benefits hereunder shall not be permitted in a manner which would violate the incidental death benefit requirements of Section 401 of the Code.
7.6	Direct Rollover Provisions.
(a)	This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.
(b)	Definitions.
(i)	‘Eligible rollover distribution’: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; any distribution that is a hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). For purposes of the direct rollover provisions in section 7.6 of the Plan, any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.
(ii)	‘Eligible retirement plan’: Effective January 1, 2008, an eligible retirement plan is an individual retirement account describe in section 4089(a) or 408A of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a plan described in section 401(a) or section 403(b) which accepts the Participant’s eligible rollover distribution, or section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in section 413(p) of the Code. Effective January 1, 2010 in the case of an eligible rollover distribution to a non-spouse beneficiary, an eligible retirement plan is an individual retirement account or individual retirement annuity.
(iii)	‘Distributee’: A distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse. Furthermore, effective January 1, 2010, the Employee’s non-spouse beneficiary is a distributee with regard to the interest of the non-spouse beneficiary
(iv)	‘Direct rollover’: A direct rollover is a payment by the plan to the eligible retirement plan specified by the distributee.

7.7	Cash Out of Small Benefits. Effective April 1, 1998, notwithstanding the other provisions of this Plan to the contrary, if the Actuarial Equivalent present value of a terminated, retiring or deceased Participant’s vested Accrued Benefit payable under the normal form under Paragraph 5.2 or as a pre-retirement survivor annuity under Paragraph 6.1(b) does not exceed one thousand dollars ($1,000) prior to the commencement of such benefit, the Administrator shall direct that the present value of such Participant’s vested Accrued Benefit be paid to him or, in the case of his death, his Spouse in a lump sum. Payment shall be made as soon as administratively practicable following the Participant’s Retirement Date, termination date, or date of death. Written consent of the Participant’s Spouse shall be required when distribution of benefits in an annuity form has already commenced. No other benefits of any type shall then be payable to such former Participant or his Beneficiaries. If the present value of a terminated, retiring or deceased Participant’s vested Accrued Benefit payable under the Plan is zero (0), the Participant shall be deemed to have received a distribution of his entire Accrued Benefit immediately upon termination, retirement or death.
7.8	Minimum Distribution Requirements The provisions of this article will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.
The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date.
If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows
(i)	If the Participant’s surviving spouse is the Participant’s sole beneficiary, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant dies, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later

(ii)	If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.
(iii)	If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(iv)	If the Participant’s surviving spouse is the Participant’s sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this section will apply as if the surviving spouse were the Participant
Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with the sections this article. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section 401(a)(9) of the Code and the Treasury regulations.
During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of the quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as the Participant’s birthday in the distribution calendar year, or if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

Required minimum distributions will be determined under this section beginning with the first distribution calendar year up to and including the distribution calendar year that includes the Participant’s date of death.
If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the remaining life expectancy of the Participant’s designated beneficiary.
If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
If the participant dies before the date distributions begin, the Participant’s surviving spouse is the sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse this section will apply as if the surviving spouse were the Participant.
Participants or beneficiaries may elect on an individual basis whether the 5-year rule or the life expectancy rule of this article applies to distributions after the death of a Participant who has a designated beneficiary. The election must be made no later than the earlier of September 30 of the calendar year in which distribution would be required to begin under sections of this article, or by September 30 of the calendar year which contains the fifth anniversary of the Participant’s death.
ARTICLE VIII
OPERATION OF THE PLAN
8.1	Administrator. The Administrator of the Plan is Helix Technology Corporation.
8.2	Named Fiduciaries. The named fiduciaries, who shall have authority to control and manage the operation and administration of the Plan, are as follows:

(a)	the Benefits Committee, which shall have the authority and duties specified in Article VIII hereof;

(b)	the Trustee, which shall have the authority and duties specified in the Plan and Trust Agreement;

(c)	the Insurer, which shall be a fiduciary only with respect to any Funds held in a separate account under the Insurance Contract; and

(d)	the Company.
8.3	Actions of Fiduciaries. Any fiduciary with respect to the Plan:
(a)	may serve in more than one fiduciary capacity with respect to the Plan;

(b)	may employ one or more persons to render advice with regard to or carry out any responsibility that such fiduciary has under the Plan; and

(c)	may rely upon any direction, information or action of any other fiduciary, acting within the scope of its responsibilities under the Plan, as being proper under the Plan; unless he has knowledge that such will result in a breach of fiduciary duty.
8.4	Procedures for Plan Operation.
(a)	The adoption, amendment and termination of the Plan and appointment of certain fiduciaries to carry out the operation and administration of the Plan shall be the responsibility of Helix Technology Corporation. The procedures for amending and terminating the Plan and for appointing such fiduciaries are set forth in Articles X through XIV.

(b)	The responsibilities of the Benefits Committee and the Trustee and/or the Insurer for the operation and administration of the Plan are allocated among them by virtue of the several Articles of this Plan and the Trust Agreement and/or Insurance Contract wherein their respective duties are specified.

(c)	Each fiduciary shall have only the authority and duties as are specifically given to it under this Plan, shall be responsible for the proper exercise of its own authority and duties, and shall not be responsible for any act or failure to act of any other fiduciary to the full extent allowed by law; unless he has knowledge that such will result in a breach of fiduciary duty.
8.5	Funding Policy. The funding policy and method under the Plan, and the procedures for carrying out such policy and method, shall be in accordance with Article IX and the reports of the Actuary, and shall, additionally, include determination by the Benefits Committee from time to time of expected disbursements from the Fund for benefit payments, or otherwise in accordance with the Plan.
8.6	Assets in Fund. All assets of the Plan shall be held by the Trustee and/or Insurer who upon acceptance of such office shall have exclusive authority and discretion to manage and control the assets of the Plan, except to the extent such authority has been delegated to an investment manager and subject to the terms of the Plan, Trust Agreement and/or Insurance Contract.
ARTICLE IX
CONTRIBUTIONS AND FUNDING
9.1	Contributions by the Company. All contributions to provide benefits under Articles V and VI shall be made by each Participating Company from time to time, any forfeiture of the interest of any Participant in the Trust Fund being applied to reduce the amount of such contributions. The Board, on the basis of actuarial estimates made by the Actuary, will recommend the amount of contributions for each Participating Company which will accomplish the purposes of the Plan.
9.2	Expenses. The reasonable expenses incident to the operation of the Plan, including premiums for termination insurance payable to the Pension Benefit Guaranty Corporation, fees for professional services and the costs of such other technical or clerical assistance as may be required, shall be paid out of the Trust Fund, to the extent not paid by each Participating Company. The Company shall not be obligated to pay any such expenses.
9.3	Trust Agreement and/or Insurance Contract. The Company shall enter into a Trust Agreement with the Trustee and/or Insurance Contract with the Insurer, or the Company shall direct the Trustee to enter into an Insurance Contract with the Insurer. The Trustee and/or the Insurer shall receive the contributions to the Fund made by each Company pursuant to the Plan and shall hold, invest, reinvest, and distribute such Fund in accordance with the terms and provisions of the Trust Agreement and/or Insurance Contract as applicable. In the event of any conflict between any such Trust Agreement or Insurance Contract and the Plan, the provisions of the Plan shall be controlling. The Company shall determine the form and terms of such Trust Agreement and may modify such Trust Agreement from time to time to accomplish the purpose of this Plan and may, in its sole discretion, remove any Trustee and select any successor Trustee. The Company must approve the form and terms of such Insurance Contract offered by the Insurer and may request modifications of such Insurance Contract from time to time to accomplish the purposes of this Plan and may, in its sole discretion, remove any Insurer and select any successor Insurer. The Trust Agreement and/or Insurance Contract may provide that the Fund thereunder may be used to fund this Plan and other qualified plans maintained by the Company or any Affiliated Company which meet the requirements of Section 401(a) of the Code; provided, however, that the assets of this Plan shall not be used to provide for benefits under any such other plan.
9.4	Contributions Conditioned on Tax Deductibility. All Contributions shall be conditioned upon their deductibility by the Participating Employer for federal income tax purposes; provided, however, that no contributions shall be returned to a Participating Employer, except as provided in Paragraph 9.5.
9.5	Return of Contributions. Notwithstanding any other provision of this Plan, a Company Contribution upon request by the Participating Employer may be returned to the Participating Employer who made the contribution if:
(a)	the contribution was made by reason of a mistake of fact; or

(b)	the contribution was conditioned upon its deductibility for income tax purposes and the deduction was disallowed; and

(c)	Such contribution shall be returned to the Participating Employer within one year of the mistaken payment of the contribution or the disallowance of such deduction, as the case may be.
The amount which may be returned to the Participating Employer is the excess of the amount contributed over the amount that would have been contributed had there not occurred the circumstances causing the excess. Earnings attributable to the excess contribution may not be returned to the Participating Employer, but losses thereto shall reduce the amount to be returned.
ARTICLE X
PLAN ADMINISTRATION AND THE BENEFITS COMMITTEE
10.1	Appointment and Removal of Benefits Committee. The administration of the Plan shall be vested in a Benefits Committee of not less than three (3) persons who shall be appointed by the Board, and may include persons who are Participants in the Plan. A person appointed a member of the Benefits Committee shall signify his acceptance in writing. The Board may remove or replace any member of the Benefits Committee at any time in its sole discretion, and any Benefits Committee member may resign by delivering his written resignation to the Board, which resignation shall become effective upon its delivery or at any later date specified therein. If at any time there shall be a vacancy in the membership of the Benefits Committee, the remaining member or members of the Benefits Committee shall continue to act until such vacancy is filled by action of the Board.
10.2	Officers of Benefits Committee. The Board shall appoint a chairman from among the members of the Benefits Committee, and the Benefits Committee shall appoint as secretary a person who may be a member of the Benefits Committee or a Participant in the Plan.

10.3	Action by Benefits Committee. The Benefits Committee shall hold meetings upon such notice, at such place or places, and at such times as its members may from time to time determine. A majority of its members at the time in office shall constitute a quorum for the transaction of business. All action taken by the Benefits Committee at any meeting shall be by vote of the majority of its members present at such meeting, except that the Benefits Committee also may act without a meeting by a consent signed by a majority of its members. Any member of the Benefits Committee who is a Participant in the Plan shall not vote on any questions relating exclusively to himself.
10.4	Rules and Regulations. Subject to the terms of the Plan, the Benefits Committee may from time to time accept actuarial tables and adopt such bylaws, rules and regulations as it shall deem appropriate for the administration of the Plan and for the conduct and transaction of its business and affairs.
10.5	Powers. The Benefits Committee shall have such powers as may be necessary to discharge its duties under the Plan, including the power:
(a)	to interpret and construe the Plan, to determine all questions with regard to employment, eligibility, Benefit or Vesting Service, Compensation, retirement income, and such factual matters as date of birth and marital status, and similarly related matters for the purpose of the Plan, such interpretation, construction, or determination to be conclusive upon all Participants, the Board, the Company, the Trustee, the Insurer and other interested parties;

(b)	to prescribe procedures to be followed by Participants, Beneficiaries and Contingent Annuitants for filing applications for benefits;

(c)	to prepare and distribute to Participants information explaining the Plan;

(d)	to appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal, accounting and actuarial counsel;

(e)	to instruct the Trustee and/or Insurer to make benefit payments pursuant to the Plan;

(f)	to receive and review the periodic valuation of the Plan made by the Actuary;

(g)	to receive and review reports of disbursements from the Fund made by the Trustee and/or Insurer;

(h)	to receive and review the periodic audit of the Plan made by a certified public accountant.
10.6	Information from Participants. Each Participant shall be required to furnish to the Benefits Committee, in the form prescribed by it, such personal data, affidavits, authorization to obtain information, and other information as the Benefits Committee may deem appropriate for the proper administration of the Plan.
10.7	Records. The Benefits Committee shall keep accurate records and minutes of its proceedings and actions. It shall prepare, or cause to be prepared, such periodic reports to the U.S. Labor Department and the Internal Revenue Service as may be required pursuant to ERISA. The Benefits Committee shall prepare annually a report with respect to its operations for the preceding year and shall deliver a copy thereof to the Board.
10.8	Authority to Act. The Benefits Committee may authorize one or more of its members, or any agent, to deliver instructions, directions, notifications, or communications to the Trustee and/or Insurer, and the Trustee and/or Insurer may conclusively rely on the information contained therein.
10.9	Compensation and Expenses. Unless authorized by the Board, a member or officer of the Benefits Committee shall not be compensated for his service, but shall be reimbursed for reasonable expenses incident to the performance of such service. Any such compensation and expenses shall be paid by the Trust Fund unless paid by each Participating Company. The Company shall not be obligated to pay any such compensation and expenses.
10.10	Benefits Committee Indemnity. To the extent allowed by law, the Benefits Committee and the individual members thereof shall be indemnified by the Company against any and all liabilities arising by reason of any act or failure to act in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.
10.11	Denied Claims.
(a)	If any application for payment of a benefit under the Plan shall be denied, in whole or in part, the Benefits Committee shall:
(i)	notify the claimant within a reasonable time of receipt by the Benefits Committee of the application that there has been a denial setting forth the specific reasons therefor; and

(ii)	afford such claimant a reasonable opportunity for a full and fair review of the decision denying his claim.

If such notice of denial is not furnished within 90 days of receipt of the application, the claim shall be deemed denied on such 90th day.
(b)	Notice of such denial shall set forth, in addition to the specific reasons for the denial, the following:
(i)	Reference to pertinent provisions of the Plan on which the denial is based.

(ii)	A description of any additional information necessary for the claimant to support the claim and explanation of why such information is necessary.

(iii)	An explanation of the Plan’s claim review procedure.

(iv)	Advice that such claimant may request the opportunity to review pertinent Plan documents and submit a statement of issues and comments.
(c)	Upon request made by any claimant within 60 days following receipt of a notice of denial of his claim or the date the application has been deemed denied, the Benefits Committee shall take appropriate steps to review its decision in light of any further information or comments submitted by such claimant. The Benefits

Committee may hold a hearing at which the claimant may present the basis of his claim for review and at which he may be represented by counsel.

(d)	The Benefits Committee shall render a decision within 60 days after the claimant’s request for review (which may be extended to 120 days by the Benefits Committee if circumstances so require) and shall advise the claimant in writing of its decision on such review, specifying its reasons and identifying appropriate provisions of the Plan. If the decision on review is not furnished within such time period, the claim shall be deemed denied upon the expiration of such time period.
ARTICLE XI
PROVISIONS TO PREVENT DISCRIMINATION
11.1	Prevention of Discrimination. With a view of preventing any discrimination in favor of highly compensated Employees and notwithstanding anything in the Plan to the contrary, the use of the assets of the Fund is subject to the limitations specified in this Article XI.
11.2	Limitation in the Event of Termination of the Plan.
(a)	The limitation of this Article shall only apply to a Participant if his anticipated annual retirement benefit exceeds $1,500 and the Participant was among the 25 highest-paid Employees of the Company on (a) the Effective Date or (b) the date of the most recent amendment which substantially increased benefits (a “Substantive Amendment Date”). The limitations set forth in this paragraph become applicable if:
(i)	the Plan is terminated within ten years after the Effective Date (or a Substantive Amendment Date, if applicable),

(ii)	the benefits of a Participant become payable within such ten-year period, or

(iii)	the benefits of a Participant become payable after such ten-year period and the full current costs for the ten-year period have not been funded.

(b)	If subparagraph (ii) above is applicable, the restrictions shall remain in effect until the later of the expiration of the ten-year period or the date on which the full current costs have been funded. If subparagraph (iii) above is applicable, the limitations shall continue to apply until the full current costs have been funded. If a Participant is subject to the provisions of this Article, the benefit payable to him or his beneficiary shall not exceed the benefit which can be provided from the greatest of the following:
(i)	those benefits purchasable by the greater of (a) $20,000, or (b) an amount equal to 20% of the first $50,000 of the Participant’s annual compensation multiplied by the number of years from the Effective Date of this Agreement to the earlier of (1) the date of termination of the Plan, or (2) the date the benefit of the Participant becomes payable or (3) the date of a failure on the part of the Company to meet the full current costs of the Plan; or

(ii)	if a Participant is a “Substantial Owner” (as defined in Section 4022(b)(5)(A) of ERISA), the present value of the benefit guaranteed for “Substantial Owners” under Section 4022 of ERISA, or

(iii)	if the Participant is not a “Substantial Owner”, the present value of the maximum benefit provided in Section 4022(b)(3)(B) of ERISA determined on the date the Plan terminates or on the date benefits commence, whichever is earlier and in accordance with regulations of the Pension Benefit Guaranty Corporation.
(c)	These conditions shall not restrict the full payment of any survivor’s benefits on behalf of a Participant who dies while in the Plan and the full current costs have been met.

(d)	If the benefits of, or with respect to, any Participant shall have been suspended or limited in accordance with the limitations of this Article because the full current costs of the Plan shall not then have been met, and if such full current costs shall thereafter be met, then the full amount of the benefits payable to such Participant shall be resumed and the parts of such benefits which have been suspended shall then be paid in full.

(e)	Notwithstanding anything in this Article to the contrary, if on the termination of the Plan within the first ten (10) years after the Effective Date (or Substantive Amendment Date), the funds under the Plan are more than sufficient to provide Accrued Benefits as defined in Paragraph 2.1 for Participants and their Beneficiaries including full benefits for all Participants other than such of the 25 highest-paid Employees as are still in the service of the Company and also including Accrued Benefits as limited by this Article for such twenty-five (25 highest-paid Employees) then any excess of such funds shall be used to provide Accrued Benefits for the 25 highest-paid Employees in excess of such limitations of this Article up to the benefits to which such Employees would be entitled under Paragraph 2.1 without such limitations.
11.3	Repeal. If the provisions of this Article XI are no longer required by the Internal Revenue Code of 1986 or regulations thereunder, such provisions shall become void without the necessity of further amendment of the Plan.
11.4	Nondiscrimination Requirements. For Plan Years beginning on and after January 1, 1991, the following restriction on benefits shall apply:
(a)	In the event the Plan is terminated, the Accrued Benefit of any highly compensated employee or former highly compensated employee (as such terms are defined in Section 414(q) of the Code) shall be limited to a benefit which is nondiscriminatory under the provisions of Section 401(a)(4) and the regulations promulgated thereunder.

(b)	The Participants whose benefits shall be restricted on distribution include the twenty-five (25) highly compensated employees and former highly compensated employees with the greatest Company-provided compensation.

(c)	The annual payments to a Participant described in subsection (b) above shall be restricted to an amount equal to the payments that would be made on behalf of the Participant under a single life annuity that is the Actuarial Equivalent of the sum of the Participant’s Accrued Benefit and the Participant’s other benefits under the Plan. The restrictions in this Section shall not apply, however, if:
(i)	After payment to a Participant described in subsection (b) above of all benefits (including loans in excess of amounts set forth in Section 72(p)(2)(A) of the Code, any periodic income, any withdrawal values payable to a living employee, and any death benefits not provided for by insurance on the employee’s life), the value of Plan assets equals or exceeds one hundred ten percent (110%) of the value of the current liabilities of the Plan, as defined in Section 412(l)(7) of the Code;

(ii)	The value of the benefits described in (i) above for such Participant is less than one percent (1%) of the value of the Plan’s current liabilities; or

(iii)	The value of the restricted Participant’s benefits does not exceed three thousand five hundred dollars ($3,500). Effective April 1, 1998, for purposes of the preceding sentence “five thousand dollars ($5,000)” shall be substituted for “three thousand five hundred dollars ($3,500)”.
ARTICLE XII
AMENDMENT OF THE PLAN
12.1	Right to Amend. The Board reserves the right, subject to the limitation hereinafter provided, to amend the Plan in whole or in part through the action of its Board or delegate. Each amendment of the Plan shall be in writing, and shall become effective on the date specified therein.
12.2	Restrictions on Amendment. No amendment of the Plan may be made which shall either:

(a)	deprive any Participant, Beneficiary, Spouse or Contingent Annuitant of any part of his Accrued Benefit as constituted at the time of such amendment; or

(b)	result in the reversion to any Company of any part of the Fund prior to the satisfaction of all liabilities of the Plan.
ARTICLE XIII
TERMINATION OF THE PLAN
13.1	Events Constituting Termination.
(a)	It is expressly declared to be the desire and intention of each Participating Company to continue the Plan and Fund in existence for an indefinite period of time. However, circumstances not now anticipated or foreseeable may arise in the future, as a result of which any Participating Company may deem it to be impracticable or unwise to continue the Plan established hereunder, and any Participating Company therefore reserves the right to terminate the Plan insofar as it affects its Employees at any time. Any Participating Company may terminate its participation in the Plan by action of its Board of Directors. Such termination shall be evidenced by a written instrument of termination executed by an officer of the Participating Company pursuant to authorization by its Board of Directors and shall be delivered to the Board, the Benefits Committee, the Trustee and/or Insurer and to each other Participating Company.

(b)	With respect to any Participating Company which has adopted the Plan, its adjudication of bankruptcy or insolvency by any court of competent jurisdiction, its making of a general assignment for the benefit of creditors, its dissolution, merger, consolidation, other reorganization or discontinuance of business, unless coverage for its Employees under the Plan is continued by a successor company, or its complete discontinuance of contributions, shall operate to terminate the Plan with respect to its Employees.

(c)	Subject to applicable requirements of ERISA governing termination of employee pension benefit plans, the Benefits Committee shall direct the Trustee and/or

Insurer to segregate the assets of the appropriate Fund allocable to a terminating Company for payment of benefits in accordance with the provisions of this Article.
13.2	Partial Termination. Upon a partial termination of the Plan with respect to a group of Participants, the Benefits Committee shall direct the Actuary to determine the proportionate interests of the Participants affected by such partial termination. After such proportionate interests have been determined, the Benefits Committee shall direct the Trustee and/or Insurer to segregate the assets of the appropriate Fund allocable to such group of Participants for payment of benefits in accordance with the provisions of this Article, subject to applicable requirements of ERISA.
13.3	Allocation of Assets. Upon termination or partial termination under Paragraphs 13.1 and 13.2, the Accrued Benefits of Participants affected thereby shall become fully vested and nonforfeitable. The assets of the Fund shall be allocated by the Benefits Committee (after payment or provision for expenses) to such Participants in the following manner and order:
(a)	There shall first be set aside an amount which will provide for a return of the Participant’s account balance attributable to voluntary contributions.

(b)	There shall next be set aside an amount which will provide retirement income for Participants, Beneficiaries, Spouses and Contingent Annuitants who were receiving benefits or who were eligible to receive benefits at least three years prior to termination of the Plan based on the lowest benefit under Plan provisions in effect during the five years preceding the date of the Plan’s termination.

(c)	There shall next be set aside an amount which will provide all other guaranteed benefits as provided under ERISA, but determined without regard to Sections 4022(b)(5) and 4022(b)(6).

(d)	There shall next be set aside an amount which will provide all other nonforfeitable benefits, under the provisions of the Plan at its termination, but which are not guaranteed under ERISA.

(e)	Finally, there shall be set aside an amount which will provide all other Accrued Benefits as of the date of Plan termination.

If the appropriate assets of the Fund by the Trustee and/or Insurer for retirement income for Participants of the Plan, as of the date the Plan is terminated, are not sufficient to provide in whole the amounts required within the classes described above, such assets will be allocated pro rata within the class in which the amounts first cannot be provided in full. Allocation in any of the above listed categories is to be adjusted for any allocation already made to the same Participant under a prior category so as to avoid any duplication of benefits payable under a prior category.
13.4	Manner of Distribution. Subject to the foregoing provisions of this Article XIII, any distribution after termination of the Plan may be made, in whole or in part, to the extent that no discrimination results, in cash, securities or other assets in kind (based on their fair market value as of the date of distribution), or in nontransferable annuity contracts, as the Benefits Committee in its sole discretion shall determine. Any amounts remaining in the Fund after the satisfaction of all liabilities of the Plan shall be returned to the respective Company.
13.5	Liquidation of Trust Fund. The Fund shall continue in existence after the termination of the Plan for such period of time as may be required to complete the liquidation thereof in accordance with the terms of this Article XIII.
13.6	Internal Revenue Service Approval for Distribution. Notwithstanding any provision of the Plan or the Trust Agreement and/or Insurance Contract to the contrary, no person shall have any right or claim to any assets of the Fund before the Internal Revenue Service shall determine that the proposed distribution of assets under this Article does not result in the discrimination prohibited by Section 401(a) of the Code.

ARTICLE XIV
MISCELLANEOUS PROVISIONS
No Assignment of Benefit. No benefit under the Plan, nor any other interest hereunder of any Participant, Beneficiary, Spouse or Contingent Annuitant, shall be assignable, transferable or subject to sale, mortgage, pledge, anticipation, garnishment, attachment, execution, or levy of any kind, and the Trustee and/or Insurer shall not recognize any attempt to assign, transfer, sell, mortgage, pledge or anticipate the same, except as provided under Section 401(a)(13) of the Code .

14.1	No Implied Rights to Employment. Neither this Plan, the payment of contributions by any Company to the Fund, nor the payment of any benefits pursuant to the Plan shall be construed to create any obligation upon any Company to continue to make contributions to the Plan or to give any present or future Employee any right to continued employment.

14.2	Return of Contributions to Participating Companies. The Plan is created for the exclusive benefit of Participants, their Beneficiaries, Spouses and Contingent Annuitants. Except as provided in subparagraphs (a) and (b) below, at no time prior to the satisfaction of all liabilities under the Plan with respect to Participants, their Beneficiaries, Spouses and Contingent Annuitants shall any contributions to the Plan by any Participating Company or any assets of the Fund ever revert to or be used by any Participating Company.
(a)	In the case of a contribution that is made by a mistake of fact, such Company may direct the return to it of such contribution within one year after the payment of the contribution.

(b)	Contributions by each Company are conditioned upon qualification of the Plan under Section 401(a) of the Code and the deductibility of each such contribution under Section 404 of the Code, and each Company may direct the return to it of any contribution (to the extent disallowed) within one year after such disallowance.

14.3	Plan Assets, Merger or Transfer. There shall be no merger or consolidation with, or transfer of assets or liabilities of the Plan to, any other Plan unless each Participant in the Plan would, if the Plan terminated after such merger, consolidation, or transfer of assets or liabilities, receive a benefit immediately thereafter equal to or greater than the benefit that he would have been entitled to receive immediately before such merger, consolidation or transfer if the Plan had then terminated.

14.4	Payment of Benefits.
(a)	If the present value of monthly payments of retirement income to any person would amount to less than $3,500, the Benefits Committee shall direct the Trustee and/or Insurer to pay such person the then present value of such retirement income in one sum. Effective April 1, 1998, for purposes of the preceding sentence “five thousand dollars ($5,000)” shall be substituted for “three thousand five hundred dollars ($3,500)”.

(b)	Payment of any benefit for the lifetime of a person shall cease with the last payment due on or before the date of his death.

(c)	If the Benefits Committee determines that a person entitled to receive any benefit payment is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Benefits Committee may direct the Trustee and/or Insurer to make payments to his legal representative or to a relative or other person for his benefit, or to apply the payment for the benefit of such person in such manner as the Benefits Committee considers advisable. Any payment of a benefit in accordance with the provisions of this subparagraph (c) shall be a complete discharge of any liability to make such payment.

(d)	If a person to whom benefits must be distributed cannot be located, and reasonable efforts have been made to locate such person, the benefits shall be forfeited. If a person whose benefit has been forfeited in accordance with this section subsequently returns or makes a claim for benefits, the person’s forfeited benefit shall be reinstated

14.5	Effectuation of Intent. In the event it should become impossible for the Company or the Benefits Committee to perform any act required by the Plan, the Company or the Committee may perform in lieu thereof such other act as it in good faith determines will most nearly carry out the intent and purpose of the Plan.

14.6	Headings. The headings of Articles and Paragraphs of this Plan are for convenience of reference only, and in case of any conflict between any such headings and the text of this Plan, the text shall govern.

14.7	Copy of Plan. An executed copy of the Plan shall be available for inspection by any Employee or other person entitled to benefits under the Plan at reasonable times at the office of each Company.

14.8	Governing Law. Except as otherwise required by law, the Plan and all matters arising thereunder shall be governed by the laws of the Commonwealth of Massachusetts. The provisions of any Trust Agreement or Insurance Contract entered into pursuant to Paragraph 9.3 may be governed by the law of a jurisdiction of the United States other than Massachusetts as may be provided therein.
ARTICLE XV
TOP-HEAVY PROVISIONS
15.1	General Rule. For any Plan Year for which this Plan is a “top-heavy plan” as defined in Paragraph 15.6 below, any other provisions of this Plan to the contrary notwithstanding, this Plan shall be subject to the following provisions:
(a)	The vesting provisions of Paragraph 15.2.

(b)	The minimum benefit provisions of Paragraph 15.3.

(c)	The limitation on benefits set by Paragraph 15.4.
15.2	Vesting Provisions. Each Participant who has completed the number of years of Vesting Service specified in the following table shall have a nonforfeitable right to the percentage of his Accrued Benefit under this Plan correspondingly specified in the following table:

Percentage of
Years of Vesting Service	Nonforfeitable Benefit
Less than 2	0%
2	20%
3	40%
4	60%
5	100%
15.3	Minimum Benefit Provisions. Each Participant who is a non-key employee (as defined in Paragraph 15.8 below) shall be entitled to an Accrued Benefit attributable to Company contributions in the form of an annual retirement benefit (as defined in (a) below) that shall be not less than the applicable percentage (as defined in (b) below) of the Participant’s average annual earnings (as determined under Section 415 of the Code) for years in the testing period (as defined in (c) below):
(a)	“Annual retirement benefit” means a benefit payable annually in the form of a single life annuity (with no ancillary benefits) beginning at a Participant’s Normal Retirement Date.

(b)	“Applicable percentage” means the lesser of 2% multiplied by the number of top-heavy Plan Years of Benefit Service or 20%.

(c)	“Testing period” means, with respect to a Participant, the period of consecutive years (not exceeding five) of Benefit Service during which the Participant had the greatest aggregate earnings from the Company. The testing period shall not include any year of Benefit Service that begins after the close of the last Plan Year in which the Plan was a top-heavy plan.

Benefits taken into account under this Paragraph 15.3 shall not include any benefits payable under the Social Security Act or any other Federal or State law.

15.4	Limitation on Benefits. In the event that the Company also maintains a defined contribution plan providing contributions on behalf of Participants in this Plan, one of the two following provisions shall apply:
(a)	If for the Plan Year this Plan would not be a “top-heavy plan” (as defined in Paragraph 15.6) if “90 percent” were substituted for “60 percent,” then the minimum benefit described in Paragraph 15.3 means the lesser of 3% of average annual earnings in the testing period multiplied by the Participant’s Years of Benefit Service during which the Plan is top heavy, up to a maximum of 30%.

(b)	If for any Plan Year beginning prior to January 1, 2000, this Plan would continue to be a “top-heavy plan” (as defined in Paragraph 15.6) if “90 percent” were substituted for “60 percent,” then the denominator of both the defined contribution plan fraction and the defined benefit plan fraction shall be calculated as set forth in Paragraph 5.5 for such Plan Year by substituting “1.0” for 1.25” in each place such figure appears, except with respect to any individual for whom there are no Company contributions, forfeitures or voluntary contributions allocated or any accruals for such individual under the defined benefit plan.
15.5	Coordination with Other Plans. In the event that another defined benefit or defined contribution plan maintained by the Company or Affiliated Company provides benefits or contributions on behalf of Participants in this Plan, such other plan shall be treated as a part of this Plan pursuant to applicable principles (such as Revenue Ruling 81-202 or any successor ruling) in determining whether this Plan satisfies the requirements of Paragraphs 15.2 and 15.3. Such determination shall be made upon the advice of counsel by the Benefits Committee.

15.6	Top-Heavy Plan Definition. This Plan shall be a “top-heavy plan” for any Plan Year if, as of the determination date (as defined in Paragraph 15.6(a) below), the present value of the Accrued Benefits under the Plan for Participants (including former Participants) who are “key employees” (as defined in Paragraph 15.7 below) exceeds 60 percent of the present value of the Accrued Benefits under the Plan for all Participants or if this Plan is required to be in an aggregation group (as defined in Paragraph 15.6(c)

below) which for such Plan Year is a top-heavy group (as defined in Paragraph 15.6(d) below).
(a)	“Determination date” means for any Plan Year the last day of the immediately preceding Plan Year, except that for the first Plan Year, the determination date means the last day of such year.

(b)	Present value of Accrued Benefits shall be determined as of the most recent valuation date that is within the 12-month period ending on the determination date and as described under the Code.

(c)	“Aggregation group” means the group of plans, if any, that includes the group of plans that are required to be aggregated and, if the Benefits Committee so elects, the group of plans that are permitted to be aggregated.
(i)	The group of plans that are required to be aggregated (the “required aggregation group”) includes:
(A)	each plan of the Company in which a key employee is a Participant, and

(B)	each other plan of the Company which enables a plan in which a key employee is a Participant to meet the requirements of either Section 401(a)(4) or Section 410 of the Code.
(ii)	The plans that are permitted to be aggregated (the “permissive aggregation group”) includes any plan that is not part of the required aggregation group that the Benefits Committee certifies as constituting a plan within the permissive aggregation group. Such plans may be added to the permissive aggregation group only if, after the addition, the aggregation group as a whole continues to meet the requirements of both Section 401(a)(4) and Section 410 of the Code.
(d)	“Top-heavy group” means the aggregation group, if as of the applicable determination date, the sum of the present value of the accrued benefits for key employees under all defined benefit plans included in the aggregation group plus the aggregate of the accounts of key employees under all defined contribution plans included in the aggregation group exceeds 60 percent of the sum of the present value of the accrued benefits for all employees under all such defined benefit plans plus the aggregate accounts for all employees under such defined contribution plans. If the aggregation group that is top-heavy is a required aggregation group, each plan in the group will be top-heavy. If the aggregation group that is top-heavy is a permissive aggregation group, only those plans that are part of the required aggregation group will be treated as top-heavy. If the aggregation group is not a top-heavy group, no plan within such group will be top-heavy.

(e)	Solely for the purpose of determining if the Plan, or any other plan included in a required aggregation group of which this Plan is a part, is top-heavy (within the meaning of Section 416(g) of the Code), the accrued benefit of an Employee other than a key employee (within the meaning of Section 416(i)(1) of the Code) shall be determined under (i) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Affiliated Companies, or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rule of Section 411(b)(1)(C) of the Code.

(f)	In determining whether this Plan constitutes a top-heavy plan, the Benefits Committee (or its agent) shall follow the rules set forth in Section 416 of the Code.

(g)	The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the plan under section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.” . The accrued benefits and accounts of any individual who has not performed services for the employer during the 1-year period ending on the determination date shall not be taken into account.
15.7	Key Employee. Key employee means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was an officer of the employer having annual compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the employer, or a 1-percent owner of the employer having annual compensation more than $150,000. For this purpose, annual compensation means compensation within the meaning of section 415(c)(3) of the Code. The determination of who is a key employee will be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

15.8	Non-Key Employee. The term “non-key employee” means any employee (and any beneficiary of an employee) who is a non-key employee as determined in accordance with Section 416(i)(2) of the Code, excluding in any event, individuals who have not performed services for the Company or Affiliated Company during the five-year period ending on the date on which a top-heavy determination is made.

15.9	Present Value of Accrued Benefits. For the purpose of determining the present value of accrued benefits under this Article XV, the assumptions used to determine an Actuarial Equivalent benefit shall be used, except the interest assumption shall be an annual rate of 5%.

15.10	Change from Top-Heavy Status. In the event the Plan should become a “top-heavy plan” for a Plan Year and subsequently revert to a plan which is not top-heavy, (a) and (b) below shall apply:

(a)	The change from a top-heavy plan to a plan which is not top-heavy shall not reduce a Participant’s nonforfeitable right to any benefit he has accrued under the Plan, and any Participant who has completed three or more years of Vesting Service, whether or not consecutive, at the time the Plan reverts to a plan which is not top-heavy shall have his nonforfeitable right to benefits under the Plan determined in accordance with Paragraph 15.2 above.

(b)	The change from a “top-heavy plan” to a plan which is not top-heavy shall not reduce a Participant’s accrued benefit.
ARTICLE XVI
BENEFIT RESTRICTIONS
16.1	In General. Notwithstanding any provisions in the Plan to the contrary, pursuant to Code section 436, which is hereby incorporated by reference, in the event the Plan’s funding does not satisfy specified requirements, certain benefit options and accruals that would otherwise be permitted under the Plan shall not be allowed. The provisions of this Section apply to Plan Years beginning after December 31, 2007.

16.2	Funding-Based Limitation on Shutdown Benefits and Other Unpredictable Contingent Event Benefits. Any unpredictable contingent event benefit payable with respect to any event occurring during any Plan Year may not be provided if the adjusted funding target attainment percentage for such Plan Year: (A) is less than sixty percent (60%), or (B) would be less than sixty percent (60%) taking into account such occurrence.

The preceding paragraph shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year, upon payment by the Employer of a contribution (in addition to any minimum required contribution under Code section 430) equal to: (i) in the case of subsection (A) in the preceding paragraph, the amount of the increase in the funding target of the Plan (under Code section 430) for the Plan Year attributable to the unpredictable contingent event benefit, and (ii) in the case of subsection (B) in the preceding paragraph, the amount sufficient to result in an adjusted funding target attainment percentage of sixty percent (60%).

For purposes of this Section, the term “unpredictable contingent event benefit” means any benefit payable solely by reason of a plan shutdown (or similar event, as determined by the Secretary of the Treasury), or an event other than the attainment of any age, performance of any service, receipt or derivation of any compensation, or occurrence of death or disability.

16.3	Limitation on Plan Amendments Increasing Liability for Benefits. No amendment which has the effect of increasing liabilities of the Plan by reason of increases in benefits, establishment of new benefits, changing the rate of benefit accrual, or changing the rate at which benefits become nonforfeitable may take effect during any Plan Year if the adjusted funding target attainment percentage for such Plan Year is: (A) less than eighty percent (80%), or (B) would be less than eighty percent (80%) taking into account such amendment.

The preceding paragraph shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year (or if later, the effective date of the amendment), upon payment by the Employer of a contribution (in addition to any minimum required contribution under Code section 430) equal to: (i) in the case of subsection (A) in the preceding paragraph, the amount of the increase in the funding target of the Plan (under Code section 430) for the Plan Year attributable to the unpredictable contingent event benefit, and (ii) in the case of subsection (B) in the preceding paragraph, the amount sufficient to result in an adjusted funding target attainment percentage of eighty percent (80%).

This section 16.3 shall not apply to any amendment which provides for an increase in benefits under a formula which is not based on a Participant’s compensation, but only if the rate of such increase is not in excess of the contemporaneous rate of increase in average wages of Participants covered by the amendment.

16.4	Limitations on Accelerated Benefit Distributions. If the Plan’s adjusted funding target attainment percentage for a Plan Year is less than sixty percent (60%), then the Plan may not pay any prohibited payment after the valuation date for the Plan Year.

Additionally, during any period in which the Employer is a debtor in a case under Title 11, United States Code, or similar federal of state law, the Plan may not pay any prohibited payment. The preceding sentence shall not apply on or after the date on which the enrolled actuary of the Plan certifies that the adjusted funding target attainment percentage of the Plan is not less than one hundred percent (100%).

If the Plan’s adjusted funding target attainment percentage for a Plan Year is sixty percent (60%) or greater but less than eighty percent (80%), then the Plan may not pay any prohibited payment after the valuation date for the Plan Year to the extent the amount of the payment exceeds the lesser of: (i) fifty percent (50%0 of the amount of the payment which could be made without regard to this Section, or (ii) the present value (determined under the guidance provided by the Pension Benefit Guaranty Corporation, using the interest and mortality assumptions under Code section 417(e)) of the maximum guarantee with respect to the Participant under ERISA section 4022. Only one prohibited payment meeting the requirements of this paragraph may be made with respect to any Participant during any period of consecutive Plan Years to which the limitations under this section apply.

For purposes of this section, a Participant and Beneficiary (including an alternate payee, as defined in Code section 414(p)(8)) shall be treated as one Participant. If the accrued benefit of a Participant is allocated to such an alternate payee and one or more other persons, the amount under the preceding paragraph shall be allocated among such persons in the same manner as the accrued benefit is allocated unless the qualified domestic relations order (as defined in Code section 414(p)(1)(A)) provides otherwise. This subsection shall not apply for any Plan Year if the terms of the Plan (as in effect for the period beginning on January 1, 2006, and ending with such Plan Year) provide for no benefit accruals with respect to any Participant during such period.

For purposes of this Section, the term “prohibited payment” means: (i) any payment, in excess of the monthly amount paid under a single life annuity (plus any Social Security supplements described in the last sentence of Code section 411(a)(9)), to a Participant or Beneficiary whose annuity starting date (as defined in Code section 417(f)(2)) occurs during any period a limitation under first paragraph of this Section is in effect, (ii) any payment for the purchase of an irrevocable commitment from an insurer to pay benefits, (iii) any other payment specified by the Secretary by regulations. Such term shall not include the payment of a benefit which, under Code section 411(a)(11), may be immediately distributed without the consent of the Participant.

16.5	Limitations on Benefit Accruals for Plans with Severe Funding Shortfalls. If the Plans adjusted funding target Benefit Accruals attainment percentage for a Plan Year is less than sixty percent (60%), benefit accruals under the Plan shall cease as of the valuation date for the Plan Year.

The preceding paragraph shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year, upon payment by the Employer of a contribution (in addition to any minimum required contribution under Code section 430) equal to the amount sufficient to result in an adjusted funding target attainment percentage of sixty percent (60%).

16.6	Miscellaneous.The contribution rules, underfunding presumptions, definitions and transition rules set forth in Code section 436 and related regulations are hereby incorporated by reference, and the provisions of this Section shall be interpreted and administered in accordance with the requirements of Code section 436. Absent a Plan amendment, payments and accruals will not resume effective as of the day following the close of the period for which any limitation of payment or accrual of benefits under Section 16.4 or 16.5 applies.

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